Exhibit 99.1
NEWS RELEASE

Contact:
OSI Pharmaceuticals, Inc.	Burns McClellan (Representing OSI)
Kathy Galante (Investors/Media)	Kathy Nugent (Media)
Senior Director	Laura Siino (Investors)
Wendy Mensch (Media)	212-213-0006
Director
631-962-2000
OSI PHARMACEUTICALS GRANTS LICENSE TO BRISTOL-MYERS
SQUIBB UNDER DIPEPTIDYL PEPTIDASE IV (DPIV) PATENT
PORTFOLIO FOR THE TREATMENT OF TYPE 2 DIABETES
MELVILLE, NY— December 14, 2006 — OSI Pharmaceuticals, Inc. (NASDAQ: OSIP), announced today that its diabetes and obesity subsidiary, (OSI) Prosidion, has granted Bristol-Myers Squibb Company a worldwide non-exclusive license under its DPIV patent portfolio for the development and commercialization of DPIV inhibitors for the treatment of type 2 diabetes and related indications. OSI will receive an upfront payment, as well as potential future milestone and royalty payments. Additional financial terms were not disclosed.
“We are pleased to see the expanded use of this patent estate as new products in the significant emerging market for DPIV inhibitors are being brought forward,” stated Anker Lundemose, M.D., Ph.D., President of (OSI) Prosidion. “A number of non-exclusive licenses to our DPIV technology have now been granted and OSI expects to grant additional non-exclusive licenses in the future.”
OSI’s DPIV patents which are the subject of the license, include issued patents and pending patent applications corresponding to WO 97/40832, WO 99/38501, WO 01/72290, WO03/015775 and WO 04/017989, with claims covering DPIV as a target for anti-diabetes therapy and the use of combinations of DPIV inhibitors with other anti-diabetes drugs such as metformin. Saxagliptin, an investigational compound currently in Phase III development by Bristol-Myers Squibb for the treatment of type 2 diabetes, is included within the scope of this license.

About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products designed to extend life and/or improve the quality of life for patients with cancer and diabetes/obesity. The Company’s oncology programs are focused on developing molecular targeted therapies designed to change the paradigm of cancer care. OSI’s diabetes/obesity efforts are committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva® (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients in certain settings. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world. For additional information about OSI, please visit <http://www.osip.com>.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA and other foreign review processes and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market product s, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.
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